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                                                                    EXHIBIT 23.5
                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
DURO Communications, Inc.

    The audited financial statements of iThink, Inc. as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999, included in this prospectus have been audited by Cordovano and Harvey, P.C., independent accountants, as stated in our report appearing in this prospectus, and have also been so included, in reliance upon our authority as experts in accounting and auditing.

/s/ Cordovano and Harvey, P.C.

Cordovano and Harvey, P.C.

Denver, Colorado
April 13, 2000